Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2013 relating to the consolidated financial statements of MicroVision, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis, included in MicroVision, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus that is part of such Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

December 13, 2013